UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 7, 2008

Calamos Asset Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-51003	32-0122554
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

2020 Calamos Court
Naperville, Illinois	60563
(Address of Principal Executive Offices)	(Zip Code)
REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (630) 245-7200
Not Applicable
(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          (c) On April 7, 2008, Calamos Asset Management, Inc. (“Corporation”) appointed Cristina Wasiak (55) as Interim Chief Financial Officer of the Corporation. Ms. Wasiak was employed through Tatum, LLC where she has been a partner since 2004. During her tenure at Tatum, Ms. Wasiak assisted in the reconstruction efforts at HealthSouth Corporation and was the Chief Financial Officer of LaserGrade. Prior to Tatum, Ms. Wasiak was the Chief Financial Officer at T. Rowe Price Group, Inc. from 2001 to 2004. In addition, Ms. Wasiak has held senior management positions at several companies, including, KeyCorp, ABN AMRO North America, Inc. and Citicorp. Ms. Wasiak holds an MBA from Harvard University and a Bachelor of Arts from Princeton University.
          During the interim basis of her appointment, Ms. Wasiak will be paid approximately $30,000 per month and will have the opportunity to earn a bonus based upon certain goals and timeframes to be established with the Corporation.
Item 8.01 Other Events.
          On April 7, 2008, the Corporation issued a press release announcing the appointment of James J. Boyne as Senior Vice President and General Counsel of the Corporation as well as the above mentioned appointment of Cristina Wasiak as Interim Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits
          99.1      Press release of the Corporation dated April 7, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALAMOS ASSET MANAGEMENT, INC.
Date: April 9, 2008	By:	/s/ James J. Boyne
James J. Boyne
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description
99.1	Press release of the Corporation dated April 7, 2008 announcing the appointment of James J. Boyne as Senior Vice President and General Counsel and Cristina Wasiak as Interim Chief Financial Officer.